Exhibit 10 to Motorola Form 10-Q
for the period ending 10/2/99


                             CONSULTANT AGREEMENT


     This Agreement is entered into as of this 30th day of September 1999, between Motorola, Inc., a Delaware corporation, with an office at 1303 E. Algonquin Road, Schaumburg, Illinois, 60196 ("Motorola") and Gary L. Tooker ("Consultant"). In consideration of the mutual promises contained herein and other valuable consideration, the parties mutually agree as follows:

     1. TERM. This Agreement shall begin on January 1, 2000 and continue through December 31, 2001, provided, however, that either Motorola or Consultant may terminate this Agreement upon thirty (30) days' written notice to the other party.

     2. STATEMENT OF SERVICES. Consultant agrees to make available to Motorola consulting services in the areas described in Appendix A and other areas as shall from time to time be expressly requested by Motorola's Chief Executive Officer.

     3. PAYMENT. For services performed pursuant to this Agreement, Consultant will be compensated at an amount and under such terms as are contained in Appendix B. It is recognized by the parties to this Agreement that Consultant, in connection with the services to be performed hereunder, may incur travel expenses at the special instance and request of Motorola. All necessary and actual travel expenses of Consultant incurred in the performance of his duties as required hereunder shall be reimbursed by Motorola, provided that Motorola receives an itemized list of all expenses incurred, including the receipts therefor, which are to be reimbursed in accordance with the above.

     4.  NON-COMPETITION.

     a. Effective January 1, 2000, for two years Consultant will not engage in any activity or provide any services, whether as a director, officer, manager, supervisor, employee, advisor, consultant, partner or otherwise, in connection with the manufacture, development, advertising, marketing, promotion or sale of any product or technological development which is the same as, similar to, or competitive with, any products or technological developments (existing or planned)

          (i) with respect to which his work as a Motorola employee or director has been directly concerned at any time during the two years preceding January 1, 2000, or

         (ii) with respect to which during that same period, he acquired knowledge of trade secrets or other confidential information of Motorola as a consequence of his job performance and other duties.

(For purposes of this Agreement it will be conclusively presumed that Consultant has knowledge of information he was directly exposed to through actual receipt or review of memos, emails or documents containing such information or by attending meetings at which such information was discussed or disclosed).

The requirements of subparagraph a) of this paragraph 4 can be waived or modified only upon the prior written consent of Motorola, Inc.

     b. Consultant understands and acknowledges that the provisions of this Agreement are in addition to his continuing obligation not to use or disclose Motorola's trade secrets and confidential information unless and until any particular trade secret or confidential information known to him becomes generally known (through no fault of Consultant). Information regarding products or technological developments in development, in test marketing or being marketed or promoted in a discrete geographic region, which information Motorola or one of its affiliates is considering for broader use, shall not be deemed generally known until such broader use is actually commercially implemented. (As used in this Agreement, "generally known" means known throughout the domestic U.S. industry or, in the case of those who have job responsibilities outside of the United States, the appropriate foreign country or countries' industry.)

     c. Consultant understands that if, without authority, he violates the terms of subparagraph a) of this paragraph 4, or uses or discloses Motorola's trade secrets or confidential information or threatens to do so, Motorola will be entitled to injunctive or other appropriate action to prevent him from doing so.

Consultant acknowledges that the harm caused to Motorola by the breach or anticipated breach of this Agreement is irreparable because, among other things, the monetary harm that would result is difficult to prove.

Consultant consents that any interim or final equitable relief entered by a court of competent jurisdiction will, at the request of Motorola, be entered on consent and enforced by any court having jurisdiction over him. This would occur without prejudice to any rights either party may have to appeal from the proceedings that resulted in any grant of such relief.

     d. If any provisions contained in this Agreement shall be determined by a court of competent jurisdiction to be overly broad as to scope of activity, duration or territory, Consultant consents to any request by Motorola to such court to interpret such provision by limiting or reducing it to be enforceable to the extent compatible with then applicable law. If any one or more of the terms, provisions, covenants or restrictions of this Agreement are determined by a court of competent jurisdiction to be invalid, void or unenforceable, then the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

     5. RECORDS, REPORTS AND INFORMATION. Consultant agrees to furnish Motorola with reports and information regarding the services covered by this Agreement at such times and as often as Motorola may request.

     6.  INDEPENDENT CONTRACTOR.

     a. Consultant shall perform services hereunder only as an independent contractor. Motorola is to have no control over the methods and means of accomplishing the desired result. Under no circumstances shall Consultant be construed to be an employee or agent of Motorola. During the term of this Agreement, Consultant hereby waives and releases any and all rights or claims to participate in Motorola's profit sharing, pension, welfare benefit, bonus or any other compensation or benefit plans for the benefit of Motorola's employees; however, Consultant does not hereby waive any rights or benefits under such plans that may have accrued during his employment with Motorola. Motorola shall not be liable to withhold taxes, provide any insurance or otherwise be obligated as an employer of Consultant.

     b. Nothing in this Agreement shall be interpreted as granting either party the right or authority to make commitments of any kind for the other, implied or otherwise, without prior review and written agreement. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership or formal business organization of any kind.

     7. CONFLICT OF INTEREST/CODE OF CONDUCT. Notwithstanding Consultant's status as an independent contractor, Motorola expects, and Consultant agrees, that he will conduct himself in accordance with the relevant sections of Motorola's Code of Conduct, a copy of which is attached hereto and made a part hereof as Exhibit A. Should Consultant require interpretation of any section of this Code of Conduct, it may be obtained by contacting Motorola's General Counsel at 1303 East Algonquin Road, Schaumburg, Illinois 60196.

     8. INDEMNIFICATION. Motorola shall indemnify Consultant in connection with performance of services hereunder to the full extent it is required to indemnify directors and officers of Motorola as described in
Section 2 of Article 7 of Motorola's Restated Certificate of Incorporation, as the same may be amended (but, only to the extent that such amendment permits Motorola to provide broader indemnification rights).

     9. GENERAL REPRESENTATION OF COMPLIANCE. Consultant agrees to comply with all other standards, laws and procedures pertaining to this Agreement which are currently in effect or which are subsequently implemented by any government agency or industry consortium to which Motorola belongs.

     10.  MISCELLANEOUS.

     a. Neither this Agreement nor any interest herein or any rights hereunder shall be sold, transferred or assigned (by operation of law or otherwise) by Consultant, nor shall any of the duties of Consultant hereunder be delegated to any person, firm or corporation. Any attempted assignment, transfer, sale or delegation shall be void.

     b. The validity, interpretation and/or enforcement of this Agreement shall be governed by and construed according to the laws of the State of Illinois, USA.

     c. This Agreement, including Appendices A and B, attached hereto and made a part hereof, constitute the final expression of the agreement of the parties; it is intended as a complete and exclusive statement of the terms of their agreement; and it supersedes all prior and concurrent promises, representations, negotiations, discussions, and agreements that may have been made in connection with the subject matter hereof. Any alterations to this Agreement shall be in writing, signed by both parties.

     IN WITNESS WHEREOF, the parties have executed this Agreement.

     CONSULTANT                          MOTOROLA, INC.

BY:  /s/ Gary L. Tooker                  BY:  /s/ A. Peter Lawson
     ------------------                       -------------------
     Gary L. Tooker                          A. Peter Lawson
     Consultant                              Executive Vice President,
                                             General Counsel & Secretary


                                 APPENDIX A

     Consultant agrees to make available to Motorola services such as the following, that are specifically requested by Motorola's Chief Executive Officer, pursuant to the Consultant Agreement to which this Appendix is attached.

     1. Representing Motorola at meetings with U.S. and foreign governments and with councils and committees associated with U.S. and foreign governments.

     2. Representing Motorola at various international meetings and trade shows.

     3. Representing Motorola at meetings of charitable and educational organizations and institutions.

     4. Continued involvement with Motorola University activities, both in teaching and in fostering external relationships.

     5. Other topics as may from time-to-time be decided upon by Consultant and the CEO.


                                 APPENDIX B

     The payment terms of your consulting arrangement are as follows:

     1. On January 15, 2000, Motorola will pay you a lump sum in the gross amount of $810,000.

     2. On April 15, 2000, Motorola will pay you an additional lump sum payment which shall consist of (a) $67,500, plus (b) the greater of $50,000 or an additional lump sum payment which shall be the net amount calculated by (i) multiplying your base compensation rate at year end 1999 by the percentage applied to the Motorola CEO's base compensation rate under the Motorola Executive Incentive Plan, as amended ("MEIP Plan") to calculate the CEO's Year 2000 MEIP bonus (for 1999 performance) and (ii) subtracting the gross amount of your own Year 2000 MEIP award (for 1999 performance).

     3. Motorola will pay you lump sum payments, each in the amount of $67,500, on the following dates: July 15, 2000, October 15, 2000, January 15, 2001, April 15, 2001, July 15, 2001 and October 15, 2001.

     4. You will receive the benefit due you under the Elected Officers Supplemental Retirement Plan ("Officers Retirement Plan"), calculated as of your retirement date, and which shall be payable from Officers Retirement Plan assets. Should that amount, calculated as a lump sum benefit, be less than the lump sum benefit that would have been payable as of November 2, 1998, you shall receive in addition, half the difference between the December 31, 1999 lump sum benefit and the November 2, 1998 lump sum benefit. This latter amount shall be paid from general assets.

     5. Effective January 1, 2000, you will receive the applicable outside director's fees for your services as an outside director of Motorola.

     6. Motorola will provide you with office facilities and secretarial services in Chicago and Phoenix.

     7. You will have the corporate aircraft made available to you, dependent upon scheduling, to further your consulting activities for Motorola.

     8. You will receive computer support for the computers in your home and office for the years 2000 and 2001.

     9. You will continue to receive security service at your current residence in accord with the terms of the applicable Motorola officer benefit. When you move to your new residence, service to your old residence will cease and a security system will be installed and maintained at the new residence on the same terms through December 31, 2001.

    10. You will continue to receive tax preparation services in accord with terms of the applicable Motorola officer benefit for tax years 2000 and 2001.

    11. Motorola will pay for annual physical examinations in accord with the terms of the applicable Motorola officer benefit in 2000 and 2001.

    12. Motorola will pay the medical insurance premiums to allow you to continue your elected officers' health plan benefits through December 2001. In addition, to receive the basic retiree medical benefit, you must apply for benefits under the Retiree Medical Plan within 60 days after your employment ceases.
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